EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77I:
  Terms of new or amended securities
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EXHIBIT A:
The DFA Investment Trust Company

For the attachment to Question 77I "Terms of new amended securities" please refer to the Prospectus filed on March 29, 2001.